As filed with the Securities and Exchange Commission, May 8, 2002 File No. 333-58246

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM SB-2

                                   Amendment 5

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ALASKA FREIGHTWAYS, INC.
             (Exact name of registrant as specified in its charter)

                              NEVADA                 88-0464853
             (State or Other Jurisdiction of      (IRS Employer
             Incorporation or Organization)     Identification No.)

                          300 EAST 54TH AVE., SUITE 200
                              ANCHORAGE,  AK  99518
                                 (907) 227-7319
        (Address and telephone number of registrant's principal offices)

                           DONALD E. NELSON, PRESIDENT
                            ALASKA FREIGHTWAYS, INC.
                          300 EAST 54TH AVE., SUITE 200
                              ANCHORAGE,  AK  99518
                                 (907) 227-7319
            (Name, address and telephone number of agent for service)

                                   Copies to:
                            CLETHA A. WALSTRAND, ESQ.
                           8 EAST BROADWAY, SUITE 609
                         SALT LAKE CITY, UT  84111-2204
                                 (801) 363-0890
                               (801) 363-8512 FAX

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

The securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

Title of each class   Amount to be   Proposed offering   Proposed maximum     Amount of
of securities to      registered     price per share     aggregate offering   registration
be registered                                            price                fee


Common Stock. . . .  300,000 shares  $  0.75 per share   $          225,000   $      56.25


     Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE  INFORMATION  IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject  to  completion   _____,  2002

                                   PROSPECTUS


                       $75,000 MINIMUM / $225,000 MAXIMUM
                            ALASKA FREIGHTWAYS, INC.
                                  COMMON STOCK

     This is our initial public offering. We are offering a minimum of 100,000 and a maximum of 300,000 shares of common stock. The public offering price is $0.75 per share. No public market exists for our shares.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE THE SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The shares are offered on a minimum/maximum, best efforts basis directly through Mr. Brady Strahl, our officer and director. No commission or other compensation related to the sale of the shares will be paid to Mr. Brady Strahl. The proceeds of the offering will be placed and held in an escrow account at Escrow Specialists until a minimum of $75,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.


               Price to Public   Commissions   Proceeds to Company

Per Share . .  $           0.75  $        -0-  $               0.75

Minimum        $         75,000  $        -0-  $             75,000

Maximum . . .  $        225,000  $        -0-  $            225,000


             The date of this Prospectus is, _________________ 2002

                                PROSPECTUS SUMMARY

ABOUT  OUR  COMPANY

     We are a Nevada corporation, formed on June 1, 2000. Our corporate name is Alaska Freightways, Inc. and we operate under the name of R.L. Trucking. We intend to provide transportation and freight brokerage services in the Anchorage, Alaska area. Our transportation service will be in the trucking area where we transport goods overland by truck. Freight brokerage involves our securing loads that need to be hauled and contracting with other transportation services or independent contractors to perform the job on which we receive a commission. We are primarily focusing on short to medium haul truckload carrier and freight brokerage operations.

     We will be competing with a large number of transportation and freight brokerage service companies. The transportation and freight brokerage service industry is highly fragmented and competitive, with several national freight service providers as well as a large number of smaller independent businesses serving local, regional and national markets.

     We are currently leasing trucking equipment from one of our officers and directors, Mr. Richard Strahl. Along with our leased equipment, a significant portion of our trucking and freight brokerage services is provided through a network of independent contractors. These relationships allow us to control a larger fleet of equipment and provide our customers with a broad range of transportation services without committing significant capital to the acquisition and maintenance of an extensive asset base. Our relatively low capital and working capital requirements and variable cost structure should enable us to be competitive.

     We have commenced only limited operations. As of December 31, 2001 we realized a net income of $12,702 and have only just established profitable operations. In March 2001, we implemented our operating plan by offering transportation and freight brokerages services. As of December 31, 2001, we have generated revenues of $1,548,850 and have a net income of $12,702 from our operations. The proceeds from this offering are needed so we can continue operations and implement our growth and marketing plan. We intend to actively pursue contracts for providing transportation and freight brokerage services.

     Our principal executive offices are located at 300 East 54th Ave., Suite 200, Anchorage, Alaska 99518. Our telephone number is (907) 227-7319.

ABOUT  OUR  OFFERING

     We are offering a minimum of 100,000 and a maximum of 300,000 shares of common stock. Upon completion of the offering, we will have 3,530,000 shares outstanding if the minimum is sold and 3,730,000 shares outstanding if all shares offered are sold. We will use the proceeds from the offering to lease, maintain and purchase equipment and if we raise more than the minimum offering we will implement our marketing and advertising plan.

                                  RISK FACTORS

     Investing in our stock is very risky and you should be able to bear a complete loss of your investment.

     ALASKA FREIGHTWAYS HAS ONLY LIMITED OPERATING HISTORY AND THERE IS NO ASSURANCE WE WILL CONTINUE TO BE PROFITABLE OR THAT YOUR INVESTMENT WILL HAVE FUTURE VALUE. Although our management has past experience in the trucking and freight brokerage industry, Alaska Freightways is a new business and investment in our company is risky. We have limited operating history so it will be difficult for you to evaluate an investment in our stock. As of December 31, 2001, we have had revenue of $1,548,850 and a net income of $12,702. We cannot assure you that we will continue to be profitable. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

     IF WE DO NOT RAISE MONEY THROUGH THIS OFFERING, IT IS UNLIKELY WE CAN IMPLEMENT OUR MARKETING AND GROWTH PLAN. As of December 31, 2001, Alaska Freightways had cash of $9,976 and a receivable from an affiliate of $120,822. Our liabilities are $9,891 as of December 31, 2001. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue our business and sell our trucking and brokerage services. We started our planned operation in March 2001, as of December 31, 2001 we have generated $1,548,850 in revenue and have a net income from operations of $12,702. If we cannot raise money through this offering, we may have to seek other sources of financing or we may be forced to curtail or terminate our business. Even if we raise the minimum amount of this offering, we may find it necessary to raise additional capital to fully implement our business plan. There is no assurance that additional sources of financing will be available at all or at a reasonable cost.

     IF WE WERE UNABLE TO RETAIN EXISTING OR OBTAIN NEW CLIENTS, OUR REVENUES AND OPERATIONS WILL BE SEVERELY IMPAIRED. We must obtain new clients and extend or renew existing client contracts on favorable terms to be successful. Our existing clients are those clients our officers and directors have had a previous relationship with and we do not have any formal arrangements in place with these clients. If we do not succeed in maintaining existing clients and obtaining new clients, our revenues and results of operations will be adversely affected.

     WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT THAT COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN AND MAINTAIN CLIENTS. The transportation and freight brokerage service industry is highly fragmented and competitive, with several national freight service providers as well as a large number of smaller independent businesses serving local and regional markets. The majority of our competitors have greater financial and other resources than we do. Many of our competitors also have a history of successful operations and an established reputation within the industry. Contracts in the transportation and freight brokerage service industry are generally gained or renewed through a competitive bidding process. Some of our competitors may be prepared to accept less favorable fee structures than us when negotiating or renewing contracts. Our inability to be competitive in obtaining and maintaining clients would have a material adverse effect on our revenues and results of operations.

     WE DEPEND ENTIRELY ON OUR EXECUTIVE OFFICERS TO IMPLEMENT OUR BUSINESS AND LOSING THE SERVICES OF ANY OF OUR EXECUTIVE OFFICERS WOULD ADVERSELY AFFECT OUR BUSINESS. Alaska Freightways is in the development stage and requires the services of our executive officers to become established. We have no employment agreements with our executive officers. If we lost the services of any of our executive officers, it is questionable we would be able to find a replacement and our business would be adversely affected.

     WE ARE DEPENDENT UPON THIRD PARTIES FOR TRUCKING EQUIPMENT AND SERVICES ESSENTIAL TO OPERATE OUR BUSINESS. We rely on third parties to lease equipment to us and provide driving services necessary for our operations. There have historically been periods of equipment shortages in the transportation industry, particularly in a strong economy. In the event we lose our current lease or are unable to secure another lease on equipment, our operations will be severely impacted. Further, if we receive insufficient transportation equipment or services from these third parties to meet our customers' needs, our business, results of operations and financial position could be materially adversely affected.

     OUR RELIANCE ON DRIVERS WHO ARE INDEPENDENT CONTRACTORS COULD REDUCE OUR OPERATING CONTROL AND WE MAY HAVE TROUBLE ATTRACTING AND RETAINING INDEPENDENT CONTRACTORS. We rely on the services of drivers who are independent contractors that may cause disadvantages such as reduced operating control compared to companies who do not rely as heavily on independent contractors. We also face potential difficulties attracting independent contractors during times when freight services are in high demand. In most cases, contracts with independent contractors are terminable upon short notice by either party. Typically our independent contract drivers are hired on a per job basis without formal contract. We do not currently have any formal written agreements with any independent contract drivers. We cannot assure that we will be successful in obtaining the services of independent contractors or that any independent contractors who terminate their contracts with us can be replaced.

     A DETERMINATION BY REGULATORS THAT OUR INDEPENDENT CONTRACTORS ARE EMPLOYEES COULD EXPOSE US TO VARIOUS LIABILITIES. From time to time, tax and other regulatory authorities and others have sought to assert that independent contractors in the trucking industry are employees, rather than independent contractors. There can be no assurance, that tax authorities or others will not successfully challenge this position, or that such interpretations will not change, or that tax laws will not change. If our independent contractors were determined to be employees, such determination could materially increase our exposure under a variety of federal and state tax, worker's compensation, unemployment benefits, labor and employment and tort laws, as well as our potential liability for employee benefits. Our business model relies on the fact that our independent contractors are not deemed to be employees, and exposure to any of the above increased costs would impair our competitiveness in the industry.

     IF WE CANNOT PASS ON ANY INCREASED COSTS TO OUR CUSTOMERS, OUR NET PROFITS WILL DECREASE. Economic recession, customers business cycles, increases in prices charged by third party carriers, interest rate fluctuations and other economic factors over which we have no control may adversely effect our business. We may not be able to pass through to our customers the full amount of increased transportation costs or if passed through to our customers we may not be able to competitively price our services.

     WE ARBITRARILY DETERMINED OUR OFFERING PRICE. The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

     OUR  STOCK  IS  SUBJECT  TO THE PENNY STOCK RULES WHICH IMPOSES SIGNIFICANT
RESTRICTIONS  ON  THE BROKER-DEALERS AND MAY AFFECT THE RESALE OF OUR STOCK.   A
penny  stock  is  generally  a  stock  that

     -  is  not  listed  on  a  national  securities  exchange  or  Nasdaq,

     -  is  listed  in  "pink  sheets"  or  on  the  NASD  OTC  Bulletin  Board,

     -  has  a  price  per  share  of  less  than  $5.00  and

     -  is  issued  by  a company with net tangible assets less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

     -  determination  of  the  purchaser's  investment  suitability,

     -  delivery  of  certain  information and disclosures to the purchaser, and

     - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. Because our common stock is subject to the penny stock trading rules,

     - such rules may materially limit or restrict the ability to resell our common stock, and

     - the liquidity typically associated with other publicly traded equity securities may not exist; and

     - such rules because it may affect an investor's ability to sell the stock, may also have a depressive effect on your stock price.

     SHARES OF STOCK THAT ARE ELIGIBLE FOR SALE BY OUR STOCKHOLDERS MAY DECREASE THE PRICE OF OUR STOCK. Upon completion of the offering, we will have 3,530,000 shares outstanding if the minimum is sold and 3,730,000 shares outstanding if the maximum is sold, of which 100,000 shares will be freely tradable if the minimum is sold or 300,000 if the maximum is sold and 3,430,000 shares that are restricted shares but may be sold under Rule 144 commencing in June 2001. If the holders sell substantial amounts of our stock, then the market price of our stock could decrease.

     MR. RICHARD STRAHL CONTROLS ALASKA FREIGHTWAYS WHICH LIMITS YOUR ABILITY TO DIRECT OUR ACTIVITIES. Our president, Mr. Richard Strahl owns and controls a majority of our outstanding stock and will continue to hold a majority of the stock after this offering. As the majority shareholder, Mr. Strahl controls all shareholder votes as well as the composition of the board and management. Mr. Strahl may not necessarily vote in a manner consistent with that of other shareholders.

                           FORWARD-LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in this "Risk Factors" section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                          DILUTION AND COMPARATIVE DATA

     At December 31, 2001, we had a net tangible book value which is total assets less total liabilities of $155,190 or a net tangible book value per share of approximately $.0452. The following table shows the dilution to your equity interest without taking into account any changes in our net tangible book value after December 31, 2001, except the net proceeds received from our limited offering and sale of the minimum and maximum number of shares offered.


                                          ASSUMING MINIMUM    ASSUMING MAXIMUM
                                          SHARES SOLD         SHARES SOLD

Shares Outstanding. . . . . . . . . . .          3,530,000           3,730,000
Public offering proceeds
at $0.75 per share (after expenses) . .  $          50,000   $         200,000

Net tangible book value after offering.  $         205,190   $         355,190

Net tangible book value per share
before offering . . . . . . . . . . . .  $           .0452   $           .0452

Increase attributable to
Purchase of shares by
new investors . . . . . . . . . . . . .  $           .0129   $           .0500

Pro forma net tangible
book value after offering . . . . . . .  $           .0581   $           .0952

Dilution per share to new investors . .  $           .6919   $           .6548

Percent dilution. . . . . . . . . . . .              92.25%              87.31%

     The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of December 31, 2001:


                      Shares Owned  Total Consideration      Average Price
                      Number        %           Amount       Per Share
Present Shareholders
  Minimum Offering .  3,430,000     65%         $138,160     $         0.40
  Maximum Offering .  3,430,000     38%         $138,160     $         0.40

New Investors
  Minimum Offering .    100,000     35%          $75,000     $          .75
  Maximum Offering .    300,000     62%         $225,000     $          .75

     The numbers used for Present Shareholders assumes that none of the present shareholders purchase additional shares in this offering. Of our Present Shareholders, the founders and principal shareholders own 3,160,000 shares for which they paid $3,160, while 270,000 shares were sold to accredited investors for a total of $135,000.

     The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and that you will contribute a high percentage of the total amount to fund Alaska Freightways, but will only own a small percentage of our shares. New investors will contribute $75,000 if the minimum is raised or $225,000 if the maximum offering is raised, compared to $138,160 contributed by current shareholders. Further, if the minimum is raised, new investors will own only 2.8% of the total shares and if the maximum is raised new investors will own only 8% of the total shares.

                                 USE OF PROCEEDS

     The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $25,000 is $50,000 if the minimum number of shares is sold and $200,000 if the maximum number of shares is sold.

     The following table sets forth our estimate of the use of proceeds from the sale of the minimum and maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.

actual  use  of  proceeds  may  vary  from  the  estimates  shown.


Description                       Assuming Sale of   Assuming Sale of
                                  Minimum Offering   Maximum Offering

Total Proceeds . . . . . . . . .  $         75,000   $        225,000
Less Estimated Offering Expenses            25,000             25,000

Net Proceeds Available . . . . .            50,000            200,000

Use of Net Proceeds
  Equipment lease, maintenance .            40,000            125,000
    and purchase
  Advertising. . . . . . . . . .                 0             25,000
  Working capital. . . . . . . .            10,000             50,000

TOTAL NET PROCEEDS . . . . . . .  $         50,000   $        200,000

     The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including wages and salaries, professional fees, expenses and other administrative costs. Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations. If we receive less than the entire offering amount, funds will be applied according to the priorities outlined above. For example, if more than the minimum is raised but less than the maximum amount, the proceeds will first be allocated according to the minimum amount and an excess will be applied 60% to equipment lease and maintenance, 12% to advertising and the balance applied to working capital. Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

                         DETERMINATION OF OFFERING PRICE

     The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities.

                            DESCRIPTION OF BUSINESS

GENERAL

     We were incorporated in the state of Nevada on June 1, 2000 under the name Alaska Freightways, Inc. We currently operate in Anchorage, Alaska under the name RL Trucking. We intend to provide transportation and freight brokerage services.

OUR  BUSINESS

     Our initial focus will be providing trucking and freight hauling and brokerage services, in and around the Anchorage area. Freight hauling includes identifying loads that need to be hauled and then use our own trucks and trailers to perform the service. Freight brokerage services will also be employed and involves identifying loads that need to be hauled and contracting with other transportation services or independent contractors to perform the service for which we receive a commission. Strategically located in a fast developing city, Anchorage, we will work toward establishing a steady clientele and orders for our services. We will also actively seek other companies that are interested in outsourcing their transportation needs. Our primary interest is the short to medium haul trucking which is up to fifty miles from town and freight brokerage operations.

     Our current operations include local hauling of gravel products for several ongoing projects. We are also hauling asphalt, concrete material and ballast rock in the short to medium haul range. Although not a part of our typical operations, we are currently hauling Alaskan soil from Anchorage to Napa Valley, California and will soon deliver Alaskan soil to New Mexico and Las Vegas.

THE  TRUCKING  SEGMENT

     Transportation modes include rail, highway, water, air and pipeline transportation. Ground transportation is the largest component of the domestic freight transportation market. Ground transportation consists primarily of trucking and rail services, with a small portion related to pipeline transport. Transportation service offerings that utilize multiple modes of transportation are commonly known as intermodal. Our services are targeted at freight that is shipped within Alaska.

     Trucking is a vital segment of the transportation system in the United States. The trucking industry is comprised of more than 500,000 for-hire, private and government fleets, including owner operators. It employs 9.7 million people, including 3.12 million drivers, and accounts for nearly 5% of the U.S. gross domestic product, according to the Economics & Statistical Analysis Department at American Trucking Association (http://www.truckline.com/infocenter/econ/econ_about.html as of Feb. 22, 2001). According to the same source, the for-hire truckload market segment of the transportation industry accounted for approximately $65 billion of revenue in 1998.

     Providers of freight hauling services include private shippers who manage the transportation of their own freight, for-hire service providers such as over-the-road trucking companies and third-party transportation and logistics companies such as intermodal marketing companies. Over-the-road trucking companies are those providers that are dispatched for long hauls state wide or for out of state hauling and intermodal marketing companies are those providers that transport goods involving more than one mode of transportation, for example, truck to train, or train to barge. Providers in the freight transportation industry compete on the basis of cost, delivery time, reliability and precision of delivery and pick-up, as well as freight-specific requirements such as handling and temperature control.

     The truckload transportation market generally consists of a service-sensitive segment and a price-sensitive segment. Shippers of high value or time-sensitive goods tend to be more concerned with the service capability of the carrier than simply obtaining the lowest priced transportation. In many cases, carriers choose either to provide premium service and charge rates consistent with that service or to compete primarily on the basis of price.

     The trucking market is comprised of private and for-hire fleets, handling either truckload or less-than-truckload shipments over various lengths of haul. Relative advantages of trucking versus other modes include flexibility of pickup, route, and delivery as well as relatively rapid delivery cycles. Trucking is often at a cost disadvantage versus other modes of transportation, such as rail, due to capacity limitations and high variable costs related to fuel and labor. However, trucking is often advantageous for shorter lengths of haul. Private fleets operated by shippers represent the largest sector of the non-local trucking industry, but has been losing market share to for-hire carriers since deregulation of the industry began in 1980. Shippers' increased focus on cost reduction and core competencies has led to an accelerated rate of growth of the for-hire trucking sector.

     The truckload transportation industry currently is undergoing changes that affect both shippers and carriers. Shippers, which are the customers of trucking companies, have been focusing their capital resources on their primary businesses and are outsourcing their transportation requirements. Shippers increasingly have been seeking to reduce the number of authorized carriers they utilize and to establish service-based, long-term relationships with smaller groups of preferred or "core carriers" who are often able to provide a wide range of services. While truckload transportation market remains highly fragmented, there is an emerging trend among carriers toward consolidation in order to become better positioned with customers as core carriers. Carriers are also consolidating to take advantage of economies of scale in purchasing equipment and in recruiting and retaining drivers.

     The truckload market is further segmented on the basis of length of haul. In the long haul market, the average length of haul is greater than 1,500 miles. In this segment, truckload carriers compete with air freight on the basis of lower prices and with railroads on the basis of time of delivery. In the medium-to-long haul segment, the average length of haul ranges from 750 miles to 1,500 miles. We are focusing on short to medium haul ranges.

     An article released by PR Newswire on December 4, 2000 from Alexandria, VA states that, according to the American Trucking Associations, a record $198 billion in gifts and goods will be delivered by truck to homes and businesses across the country, a six percent increase over last year. As trucks fan out across the nation bearing their special holiday cargo, the industry will simultaneously set another record - passing the 200 billion miles-driven mark in the year 2000.

     Trucking, for-hire and private, moves more of the nation's freight, whether measured by value, tons, and ton-miles, than other methods such as train or air freight. Ton-miles is the hauling cost of one ton offload per one mile of haul. Changes in how goods are produced and increases in international trade have contributed to the rise in freight tonnage and tin-miles over the past few years.

FREIGHT  BROKERAGE  SEGMENT

     Other elements of the trucking industry include truck brokerage and the use of independent contractors to provide services. Truck brokerage involves the outsourced arrangement of trucking services by a third-party with a licensed carrier on behalf of a shipper. Truck brokerage allows us to offer trucking services without actually having dedicated capacity. The use of independent contractors generally facilitates a low investment in transportation equipment and increased flexibility.

OPERATING  STRATEGY

     Our operating strategy is to provide high quality transportation and freight brokerage services that position us as a preferred supplier or "core carrier" to shippers, initially in Alaska. We do not compete primarily on a price basis, but on a price and quality basis. We seek to effect this strategy by providing reliable, time-definite pick up and delivery services. An important factor in our ability to effect this strategy is the ready availability of drivers. We are developing a log of drivers who are independent contractors, allowing us to have a large number of available work force.

     We believe that our operating strategy will position us to capitalize on evolving trends in the transportation industry. Shippers are reducing their number of approved carriers to a small group of core carriers. As a small carrier with the capability to also offer freight brokerage services, we are well-situated to capitalize on this trend.

INDEPENDENT  CONTRACTORS

     We rely on the services of independent agents and contractors in our trucking services. Although we lease a small number of tractors and trailers, the majority of our truck equipment and drivers are provided by independent contractors and agents. Our relationships with independent contractors allow us to provide customers with a broad range of trucking services without the need to commit capital to acquire and maintain an asset base.

     Independent contractors and fleet owners are compensated on the basis of mileage rates and a fixed percentage of the revenue generated from the shipments they haul. Under the terms of our typical contracts, independent contractors must pay all the expenses of operating their equipment, including driver wages and benefits, fuel, physical damage insurance, maintenance and debt service. We have not entered into any formal contracts with independent contractors at the present time.

BUSINESS  CYCLE

     Historically, sectors of the transportation industry have been cyclical as a result of economic recession, customers' business cycles, increases in prices charged by third-party carriers, interest rate fluctuations and other economic factors over which we have no control. Increased operating expenses incurred by third-party carriers can be expected to result in higher costs to us, and our net revenues and income from operations could be materially adversely affected if we were unable to pass through to our customers the full amount of increased transportation costs. Economic recession or a downturn in our customers' business cycles also could have a material adverse effect on our operating results if the volume of freight shipped by those customers were reduced. Further, if independent contractors cost rises as a result of adverse economic changes, they may increase their rates which will result in higher cost to us if we are unable to pass this cost through to our customers when using independent contractor services.

COMPETITION

     The transportation services industry is highly competitive and fragmented. Our trucking and freight brokerage business competes primarily against other domestic non-asset-based transportation and freight brokerage companies, asset-based transportation and freight brokerage companies, third-party freight brokers, private shipping departments and freight forwarders. We compete with other short to medium haul truckload carriers; internal shipping conducted by existing and potential customers and, to a lesser extent, railroads and air transportation. Competition is based primarily on freight rates, quality of service, such as damage free shipments, on-time delivery and consistent transit times, reliable pickup and delivery and scope of operations. We also compete with transportation services companies for the services of independent agents, and with trucklines for the services of independent contractors and drivers.

     There are a number of other trucking companies that may have substantially greater financial resources, operate more equipment or carry a larger volume of freight than we do. Our local competition includes Weaver Bros., Inc. Alberts Trucking B&M Trucking, Beluga Trucking Inc., and Bootleg Trucking Inc.

     Some of our competitors may be prepared to accept less favorable fee structures than us when bidding for contracts. There can be no assurance that we will be able to compete successfully or that the competitive pressures faced by us, including those described, will not have a material adverse effect on our business, results of operations and financial condition.

     We have yet to establish our reputation and develop name recognition. We intend to become competitive by offering better service and prices than our competitors.

     Our primary emphasis is service, especially to our repeat customers, rather than price alone. However, the industry in which we operate is extremely price sensitive and we are responsive to competitive price pressures.

     As a small business and to effectively compete with larger carriers, we have chosen a non-asset based structure. This provides greater flexibility and allows us to accept more jobs without having to purchase or lease additional equipment. This also increases our name recognition in the local market. When we commit to a contract with a client for a job that is too large for our own capacity, we may engage services of several independent contractors for different parts of the job. We receive revenue for our freight service and our total cost includes fees paid to independent contractors.

     We also compete with other motor carriers in hiring qualified drivers. Although we currently have an adequate number of drivers, there can be no assurance that we will not be affected by a shortage of qualified drivers in the future. Significant driver turnover is a problem within the industry as a whole. In addition, the trucking industry is experiencing a diminished workforce of qualified drivers. As a result, we must compete with other transportation service companies for the available drivers. We anticipate that the intense competition for qualified drivers in the trucking industry will continue.

     We work with a select group of independent contractors who own and operate their own tractors and trailers. The owner-operators provide us with an additional source of drivers, particularly during periods of peak demand for transportation services.

MARKETING  AND  ADVERTISING

     We intend to market high quality, "just-in-time" freight truckload services in the truckload carrier market. Our operations are statewide, Anchorage in particular. We are actively establishing a presence in these regions and intend to develop a competitive ability for the return shipment of goods, which reduces the amount of empty truck miles and increases overall productivity and profitability.

     We currently have one employee, Richard Strahl, who develops and implements our advertising strategies, including identifying clients and developing business relationships with local businesses. Additionally, this person is responsible for soliciting advertising contracts. We intend to increase the size of our sales force as our sales and revenues increase. We intend to use print advertising, direct mail and local telephone directories as our initial advertising and marketing methods.

     Our marketing strategy is to emphasize our commitment to high levels of service, flexibility, responsiveness, analytical planning and information management in order to serve customers' demands for time definite pickup and delivery. We are seeking to establish, maintain and strengthen our presence with prospective customers.

     We maintain a strong commitment to expanding our relationships with our customers. Customer shipping patterns will be monitored on a regular basis, allowing us flexibility in responding rapidly to the varying service demands of our customers.

GOVERNMENTAL  REGULATION

     The trucking industry is subject to regulatory oversight and legislative changes which can affect the economics of the industry by requiring certain operating practices or influencing the demand for, and the costs of providing, services to shippers. The Department of Transportation of the United States ("DOT"), as well as various state agencies that have jurisdiction over us, have broad powers, generally governing such matters as authority to engage in motor carrier operations, rates and charges, certain mergers, consolidations and acquisitions, and periodic financial reporting. Rates and charges are not directly regulated by these authorities. As primarily a contract carrier, we negotiate competitive rates directly with customers as opposed to relying on schedule tariffs. State agencies impose tax, license and bonding requirements.

     The Motor Carrier Act of 1980 commenced a program to increase competition among motor carriers and to diminish regulation in the industry. Following this deregulation, applicants have more easily been able to obtain DOT operating authority, and interstate motor carriers have been able to impose certain rate changes without DOT approval. The Motor Carrier Act also removed many route and commodity restrictions on transportation of freight. Each state regulates to some extent what a motor carrier may transport in that state. We intend to obtain authority from the states in which we may carry general commodities such as soil, gravel, wood, etc., on an as needed basis.

     Under the Negotiated Rates Act of 1993, certain procedures must be followed for resolving claims involving unfilled, negotiated transportation rates. Generally, when a claim is made by a motor carrier of property for the collection of rates and charges in addition to those originally billed and collected by the carrier, the person against whom the claim is made may elect to satisfy the claim pursuant to certain provisions specified in the Negotiated Rates Act. The Negotiated Rates Act specifies the types of disputes to be resolved by the ICC and allows for the nonpayment of the disputed additional compensation until the dispute is resolved. We believe that we are in compliance in all material respects with the provisions of the Negotiated Rates Act.

     Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. Such matters as weight and dimensions of equipment are also subject to federal and state regulation. We comply with all applicable regulations imposed on Company's employees and owner-operators. The DOT's national commercial driver's license, drug testing requirements and new alcohol and drug-use regulations have not to date and are not expected to adversely affect the availability to us of qualified drivers.

     The Company's operations are subject to federal, state and local laws and regulations concerning the environment. We have not received any notices from any regulatory authority relating to any violation of any environmental law and incur no material costs specifically related to compliance with such laws.

EMPLOYEES

     Mr. Nelson, our president, will devote full time in order to run the business of Alaska Freightways, Inc. We anticipate Mr. Strahl, our secretary/treasurer will devote at least 50% of his time to the operations of Alaska Freightways. Mr. Brady Strahl will devote as much time as required to perform his duties

     Other than our officers, we currently have two full time employees. At present, we do not intend to hire additional full time employees until such time as our operations require. We are developing a log of drivers who are independent contractors, which will allow it to have a much larger number of available work force than if it were to maintain a limited amount of employees. Although we do not have binding contracts, we have established relationships with over 20 independent contractors who have agreed to provide their services when needed. We intend to continue to rely on independent contractors in the future. Potential risks we may face by relying on independent contractors is the availability of their services and any increase in transportation costs that we cannot pass on to our customers.

PROPERTIES

     Our principal address is 300 West 54th Avenue, Suite 200, Anchorage, Alaska, 99518. Our president provides this office space at no cost to us and will continue this arrangement until such time as we generate sufficient revenue to rent.

     We operate a fleet of eight tractors and fourteen trailers. Three of the tractors and ten of the trailers are owned by RL Trucking and Richard L. Strahl, an officer of the company, five additional tractors and four trailers are on a on a four year lease in the name of Richard L. Strahl. hawse have signed an equipment lease agreement with Richard L. Strahl and RL Trucking allowing us to lease the equipment on as needed basis until such time as we can purchase our own trucks, which minimizes our capital commitment for trucking. According to the terms of the lease, the lease payments are to include an amount sufficient to pay the principal and interest on the current loan against the equipment and a reasonable amount of monies for insurance and maintenance. We also agreed to assume responsibility for the payment of all fuel used by the trucks. The aggregate annual amount we currently pay to lease the fleet is $123,000.

     We also intend to work with owner-operators to provide additional tractors and trailers if needed. We plan to establish standard specifications for the purchase of equipment replacements.

LEGAL  PROCEEDINGS

     We are not a party to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against Alaska Freightways have been threatened.

                                PLAN OF OPERATION

     As of December 31, 2001, we generated $1,548,850 in revenue and realized a net income of $12,702. We have $155,190 in total assets and$9,891 in total liabilities. We believe that the proceeds from this offering will satisfy our cash requirements for the next twelve months.

     In January and February 2001, we issued 270,000 shares for $135,000 in cash. These funds are being used for legal, accounting, administrative, consulting and marketing costs. We need at least the minimum amount of proceeds from this offering to further implement our business plan and continue operations.

     Should we receive the minimum offering of $75,000, we will realize net proceeds of $50,000. This amount will enable us to maintain existing leases on equipment and lease additional equipment and provide us with sufficient working capital to continue operations for a period of twelve months. We will not be able to fully implement our marketing and advertising plan with proceeds from the minimum offering and instead will have to rely on funds received from operations for marketing and advertising. Even if we raise the minimum amount of the offering, we may find it necessary to raise additional capital to fully implement our business plan. Should we receive the maximum amount of the offering, we will realize net proceeds of $200,000. This amount will enable us to lease and purchase additional equipment, implement our marketing and advertising plan and provide us with additional working capital. We intend to use the majority of the proceeds to enter additional equipment leasing arrangements and provide maintenance for our current leased fleet. We anticipate an increase in capital expenditures consistent with anticipated growth in operations, infrastructure and personnel.

     We intend to develop and increase our customer base through advertising and referrals from previous customers. If necessary, we will advertise to increase our pool of independent contractors.

     We may purchase trucking equipment during the next twelve month if our operating revenues are sufficient to allow us to do so. Depending on the success of our operations, we plan to hire up to five additional employees by the end of our first 12 months of operations. These additional employees may serve in any of the following capacities: drivers; marketing and promotion; and administration.

     If we are unable to raise the minimum offering amount, it may be necessary for us to find additional funding in order to market our services and maintain our lease arrangements. In this event, we may seek additional financing in the form of loans or sales of our stock. There is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of our stock.

     We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue our business and sell our trucking and brokerage services. Although we started our planned operation in March 2001, we have only generated $1,548,850 in revenue as of December 31, 2001 and we have a net operating income of $12,702. If we cannot raise money through this offering, we may have to seek other sources of financing or we may be forced to curtail or terminate our business. Even if we raise the minimum amount of this offering, we may find it necessary to raise additional capital to fully implement our business plan. There is no assurance that additional sources of financing will be available at all or at a reasonable cost.


                                   MANAGEMENT

NAME               AGE              POSITION                 SINCE
-----------------  ---  ---------------------------------  ---------


Donald L. Nelson.   43  President, CEO and Director        June 2000

Richard L. Strahl   58  Secretary, Treasurer and Director  June 2000

Brady Strahl. . .   23  Director and Vice President        June 2000

     DONALD E. NELSON, CEO, PRESIDENT. Mr. Nelson was the owner of Fleet Services, a truck repair, fabrication, and maintenance company from June 1983 to July 1987, working under contracts with Weaver Bros., K&W Trucking, Lynden Transport, and Drilling Mud Haulers. From July 1987 to January 1994 he worked as a shop mechanic supervisor & instructor for Craig Taylor Equipment Co. located in Fairbanks, Alaska. From January 1994 to December 1999 he was a supervisor, concrete and asphalt cutting, for Summit Paving & Construction, Inc. in Anchorage, Alaska. Starting in December 1999, Mr. Nelson has been the production manager and the director of maintenance for APC Export, Inc. located in Anchorage, AK.

     RICHARD L. STRAHL, SECRETARY/TREASURER, DIRECTOR. Mr. Strahl is currently serving as a President and CEO of APC Export, Inc., a soil development company located in Anchorage, Alaska. He assumed this position in September of 1998, after owning RL Trucking company from March 1989 to October 1998. He is the father of Brady Strahl.

     BRADY STRAHL, VICE PRESIDENT AND DIRECTOR. From June 1995 to October 1998 Mr. Strahl was providing dispatch and equipment management services to RL Trucking. From October 1998 to present Mr. Strahl is an undergraduate student at Gonzaga University with a major in Business.

                                  COMPENSATION

     The Company does not have employment contracts with its executive officers.We paid Mr. Strahl $14,529 and $1,500 respectively for consulting services for the periods ending December 31, 2001 and 2000. We paid Mr. Nelson $42,000 for the year ended December 31, 2001 and $-0- for the period ending December 31, 2000.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our company's charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the company shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The company's charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business

Corporations Act and that the company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Alaska Freightways. However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 100,000 shares if we sell the minimum and 300,000 shares if we sell the maximum.

The  table  includes:
     - each person known to us to be the beneficial owner of more than five percent of the outstanding shares
     -  each  director  of  Alaska  Freightways,  Inc.
     -  each  named  executive  officer  of  Alaska  Freightways,  Inc.


NAME & ADDRESS             # OF SHARES   % BEFORE          % AFTER OFFERING
                           BENEFICIALLY  OFFERING     MINIMUM            MAXIMUM
                           OWNED


Donald Nelson (1) . . . .       500,000     14.57%      14.16%             13.40%
300 East 54th Ave.
Suite 200
Anchorage,  AK 99518

Richard L. Strahl (1)(2).     2,500,000     72.88%      70.82%             67.02%
300 East 54th Ave.
Suite 200
Anchorage, AK  99518

Brady Strahl (1)(2) . . .        10,000      0.29%       0.28%             0.26%
GU MSC 395
502 East Boone Ave.
Spokane, WA  99258

All directors and
executive officers as a.      3,010,000     87.75%      85.26%             80.69%
group (3 people)

     (1)  Officer  and/or  director

     (2)  Richard  L.  Strahl  is  the  father  of  Brady  Strahl.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Richard  L  and  Brady  Strahl  are  father  and  son.

     During our development stage, we entered an agreement with Richard Strahl to provide consulting services for which we paid $1,500.

     We have entered into a lease agreement with Richard Strahl to lease the trucks and trailers we will initially use in our business. Mr. Strahl is to be paid the principal and interest amount due on each loan against the equipment as well as a reasonable amount of monies for insurance and maintenance for each truck and trailer leased by us. We are responsible for the payment of all fuel used by the trucks. The aggregate annual lease amount is $123,000. As of December 31, 2001, we have paid Mr. Strahl $87,477 under the lease agreement.

     Brady Strahl purchased 10,000 shares $10 cash. Donald Nelson purchased 500,000 shares for $500 cash. Richard Strahl purchased 2,500,000 shares for $2,500 cash. Nina Kravchenko, a founder, purchased 150,000 shares for $150 cash.

     Richard Strahl loaned us $100 to open our corporate bank account. We have since repaid the loan with no interest.

     We paid Richard Strahl a total of $14,529 and $1,500 respectively for consulting services for the periods ending December 31, 2001 and 2000.

     We are owed $120,822 from APC Export, Inc., a company owned and controlled by Richard Strahl. The note is due on or before December 31, 2002 and has an interest rate of 8% per annum.

                          DESCRIPTION OF THE SECURITIES

COMMON  STOCK

     We are authorized to issue up to 50,000,000 shares of common stock with a par value of $.001. As of the date of this prospectus, there are 3,430,000 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

TRANSFER  AGENT

     Interwest Transfer Company, Inc., 1981 East 4800 South, Salt Lake City, Utah 84124, is our transfer agent.

                        SHARES AVAILABLE FOR FUTURE SALE

     As of the date of this prospectus, there are 3,430,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 100,000 shares of common stock will be freely tradable is the minimum is sold and 300,000 shares of common stock will be freely tradable if the maximum is sold. The remaining 3,430,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     We have six shareholders of our stock. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

     Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by Brady Strahl, our officer and director. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our common stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. Currently, we do not plan to have our shares listed nor do we have any agreements with any market makers. At some time in the future, a market maker may make application for listing our shares.

     Currently the Shares are subject to Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered "penny stocks" under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in penny stocks must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Should the broker-dealer fail to meet the disclosure requirements within the time specified under Rule 15g3, the purchaser may enjoy the right to rescind the transaction. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

                              PLAN OF DISTRIBUTION

     We are offering up to 300,000 shares on a best efforts basis directly to the public through Mr. Brady Strahl, an officer and director, who will offer the shares for Alaska Freightways. The offering is a best efforts offering and will conclude 90 days from the date of this prospectus unless extended an additional 30 days our discretion. We may terminate this offering prior to the expiration date.

     In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Escrow Specialists, Alaska Freightways, Inc., Escrow Account.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with Mr. Brady Strahl, our officer and director who is employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for his efforts, and who is not associated with a broker or dealer.

     Mr. Brady Strahl will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                                  LEGAL MATTERS

     The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for Alaska Freightways, Inc. by Cletha A. Walstrand, P.C., Salt Lake City, Utah.

                                     EXPERTS

     The audited financial statements of Alaska Freightways, Inc. as of December 31, 2001 appearing in this Prospectus and Registration Statement have been audited by Hawkins Accounting, Certified Public Accountant, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Alaska Freightways and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site, http://www.sec.gov.

                            ALASKA FREIGHTWAYS, INC.
                          [A Development Stage Company]


                                    CONTENTS

                                                                        PAGE
                                                                        ----
Independent Auditors' Review Report. . . . . . . . . . . . . . . . . .    22

Balance Sheets, December 31, 2001 and 2000 . . . . . . . . . . . . . .    23

Statement of Operations for the year ended December 31, 2001 and 2000.    24

Statement of Shareholders' Equity for year ended December 31, 2001 and
  From June 1, 2000, date of inception to December 31, 2000. . . . . .    25

Statement of Cash Flows for the year ended December 31, 2001 and
  From June 1, 2000, date of inception to December 31, 2000. . . . . .    26

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . .    27

To  the  Board  of  Directors  and  Shareholders
Alaska  Freightways,  Inc.
Anchorage,  Alaska

                                                    Independent Auditor's Report

I have audited the balance sheet of Alaska Freightways, Inc. as of December 31, 2001 and 2000 and the related statements of operations, stockholders' equity and cash flows for the year ended and from June 1, 2000, date of inception, to year-end December 31, 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides reasonable basis for my opinion.

In my opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Alaska Freightways, Inc as of December 31, 2001 and 2000, the results of operations the cash flows and the cumulative results of operations and cumulative cash flows for the year ended and from June 1, 2000, date of inception, to the year then ended December 31, 2000, in conformity with generally accepted accounting principles.




/s/  Hawkins  Accounting
------------------------




March  26,  2002
May  6,  2002  (Note  9)


                            ALASKA FREIGHTWAYS, INC
                                  BALANCE SHEET
                           DECEMBER 31, 2001 AND 2000

                                                 2001       2000
                                               ---------  --------
ASSETS
      Current assets
           Cash . . . . . . . . . . . . . . .  $ 9, 976   $   697
           Receivable from affiliate. . . . .   120,822
                                               ---------  --------
                   Total current assets . . .   130,798       697

Fixed assets
          Office equipment. . . . . . . . . .     1,790
          Accumulated depreciation. . . . . .      (298)
                                               ---------  --------
                                                  1,492         0

Investments . . . . . . . . . . . . . . . . .    22,900

Total assets. . . . . . . . . . . . . . . . .  $155,190   $   697
                                              ==========  ========

LIABILITIES
     Current liabilities
          Accounts payable. . . . . . . . . .  $  5,166   $ 3,000
          Loans payable to shareholder. . . .       489       100
          Short term note . . . . . . . . . .     2,000         0
          Federal income taxes payable. . . .     2,236         0
                                               ---------  --------
Total liabilities . . . . . . . . . . . . . .     9,891     3,100

SHAREHOLDERS' EQUITY
          Common stock 50,000,000 shares
                authorized $.001 par value
                3,430,300 outstanding   . . .     3,430     3,160
          Paid in capital . . . . . . . . . .   134,730
          Retained earnings . . . . . . . . .     7,139    (5,563)
                                                          --------
                                                145,299    (2,403)

Total liabilities and shareholders' equity. .  $155,190   $   697
                                              ==========  ========

  The accompanying footnotes are an integral part of the financial statements


                            ALASKA FREIGHTWAYS, INC
                            STATEMENT OF OPERATIONS
           For the year ended December 31, 2001 and from June 1, 2000
                          Date of Inception to December

                                                       2001         2000
                                                    -----------  -----------

Revenue. . . . . . . . . . . . . . . . . . . . . .  $1,548,850   $        0

Cost of revenue. . . . . . . . . . . . . . . . . .   1,235,722            0
                                                    -----------  -----------

Gross margin . . . . . . . . . . . . . . . . . . .     313,128            0

Operating expenses
     Accounting fees . . . . . . . . . . . . . . .      13,810        4,000
     Advertising . . . . . . . . . . . . . . . . .         783
     Bank charges. . . . . . . . . . . . . . . . .         193           63
     Consulting fees . . . . . . . . . . . . . . .      53,742        1,500
     Depreciation. . . . . . . . . . . . . . . . .         298
     Automobile. . . . . . . . . . . . . . . . . .      16,953
     Insurance . . . . . . . . . . . . . . . . . .      45,954
     Licenses and taxes. . . . . . . . . . . . . .      12,403
     Miscellaneous . . . . . . . . . . . . . . . .      32,783
     Office supplies . . . . . . . . . . . . . . .         897
     Postage . . . . . . . . . . . . . . . . . . .         297
     Printing and reproduction . . . . . . . . . .          42
     Professional services . . . . . . . . . . . .       4,100
     Rent. . . . . . . . . . . . . . . . . . . . .      11,340
     Repairs . . . . . . . . . . . . . . . . . . .      78,643
     Telephone . . . . . . . . . . . . . . . . . .       3,051
     Training. . . . . . . . . . . . . . . . . . .       3,000
     Travel and entertainment. . . . . . . . . . .      18,760
     Utilities . . . . . . . . . . . . . . . . . .       2,785
                                                    -----------  -----------
           Total expenses. . . . . . . . . . . . .     299,834        5,563
                                                    -----------  -----------
                  Income (Loss) from operations. .      13,294       (5,563)
Other income and (expenses)
                  Interest income. . . . . . . . .       2,151
                  Interest expense . . . . . . . .        (507)
                                                    -----------  -----------
                  Total other income and (expense)       1,644            0

Provision for income tax . . . . . . . . . . . . .      (2,236)           0
                                                    -----------  -----------

                 Total net income (loss) . . . . .  $   12,702   $   (5,563)
                                                    ============  ==========

(Loss) per share . . . . . . . . . . . . . . . . .        0.01        (0.01)
Weighted average per share . . . . . . . . . . . .   3,424,166    3,160,000
                                                    ============  ==========

    The accompanying notes are an integral part of the financial statements


                            ALASKA FREIGHTWAYS, INC
                        STATEMENT OF SHAREHOLDERS' EQUITY
            For the year ended December 31, 2001 and for the period
            from June 1, 2000 Date of Inception to December 31, 2000


Date                  Shares    Amount   Paid in Capital     Total
------------------  ----------  -------  ----------------  ---------

December 13, 2000.    500,000   $   500  $              0  $    500
December 13, 2000.     10,000        10                 0        10
December 20, 2000.  2,500,000     2,500                 0     2,500
December 26, 2000.    150,000       150                         150
Net (loss) . . . .                                           (5,563)
                    ----------  -------  ----------------  ---------
                    3,160,000   $ 3,160  $              0  $ (2,403)
                    ==========  =======  ================  =========

Date . . . . . . .  Shares      Amount   Paid in Capital   Total
------------------  ----------  -------  ----------------  ---------

December 31, 2000.  3,160,000   $ 3,160  $              0  $ (2,403)
January, 2001. . .    200,000       200            99,800   100,000
February, 2001 . .     70,000        70            34,930    35,000
Net income . . . .                                           12,702
                    ----------  -------  ----------------  ---------
                    3,430,000   $ 3,430  $        134,730  $145,299
                    ==========  =======  ================  =========

    The accompanying notes are an integral part of the financial statements


                            ALASKA FREIGHTWAYS, INC
                            STATEMENT OF CASH FLOWS
          For the year ended December 31, 2001 and from June 30, 2000
                     Date of Inception to December 30, 2000

                                                             2001       2000
                                                          ----------  --------

CASH FLOWS FROM
  OPERATING ACTIVITIES
Net  income (loss) . . . . . . . . . . . . . . . . . . .  $  12,702   $(5,563)
Adjustment to reconcile net income
  to net cash provided by operating activities
    Depreciation . . . . . . . . . . . . . . . . . . . .        298
    Increase in receivable from affiliate. . . . . . . .   (120,822)
    Increase (Decrease) in accounts payable. . . . . . .      2,166     3,000
    (Decrease) in note payable . . . . . . . . . . . . .        389       100
    Increase in federal taxes payable. . . . . . . . . .      2,236         0
NET CASH PROVIDED
  BY OPERATING ACTIVITIES
                                                           (103,031)   (2,463)
INVESTING ACTIVITIES
  Purchase of equipment. . . . . . . . . . . . . . . . .      1,790
FINANCING ACTIVITIES
    Purchase of investments. . . . . . . . . . . . . . .    (22,900)
    Short term borrowings. . . . . . . . . . . . . . . .      2,000
    Sale of common stock . . . . . . . . . . . . . . . .    135,000     3,160
                                                          ----------  --------
NET CASH PROVIDED BY
  FINANCING ACTIVITIES . . . . . . . . . . . . . . . . .    114,000
INCREASE IN CASH
  AND CASH
  EQUIVALENTS. . . . . . . . . . . . . . . . . . . . . .      9,279       697
Cash and cash equivalents at the beginning of year . . .        697         0
                                                          ----------  --------
Cash and cash equivalents at the end pf period . . . . .      9,976       697
                                                          ==========  ========

Supplemental disclosures to the statement of cash flows
  Interest paid during the year. . . . . . . . . . . . .  $     507
                                                          ==========

    The accompanying notes are an integral part of the financial statements

NOTE  1:  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
             ----------------------------------------------

          Nature  of  the  business  -  Alaska  Freightways,  Inc (the "Company)
          -------------------------
          operates  as  a  trucking  company  hauling  over  the  road  goods.

          Development  Stage  Company  -  The  Company  was  a development stage
          ---------------------------
          company, as defined in the Financial Accounting Standards Board No. 7. The Company was in the development stage during the prior year and came out of it in the first quarter of the current year ending December 31, 2001.

          Pervasiveness  of  estimates - The preparation of financial statements
          ----------------------------
          in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Cash  and  cash  equivalents  -  For  financial statement presentation
          ----------------------------
          purposes, the Company considers all short-term investments with a maturity date of three months or less to be cash equivalents.

          Property  and  equipment  - Property and equipment will be recorded at
          ------------------------
          cost. Maintenance and repairs are expensed as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

          Depreciation will be provided using the straight-line method, over the useful lives of the assets. Since the company has yet to commence operations, no depreciation has been taken. Equipment consists of moldings being developed.

          Income  taxes  -  Income  taxes  are  provided  for the tax effects of
          -------------
          transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for Financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

NOTE  1:  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
          ----------------------------------------------

          Earnings  per share - Basic earnings per share amounts are computed by
          -------------------
          dividing the net income by the weighted average number of common shares outstanding.

NOTE  2:  BACKGROUND

          The Company was incorporated under the laws of the State of Nevada on June 1, 2000. The Company commences operations during the first quarter of 2001. Prior to that it was in the development stage.

NOTE  3:  NOTE  RECEIVABLE  FROM  AFFILIATE

          The Company has advanced funds to an affiliated corporation that is controlled by the majority shareholder of the Company. The note is unsecured and is due on December 31, 2002. The interest rate is 8%.

NOTE  4:  INVESTMENTS

          During the year ending December 31, 2001 the Company purchased shares of common stock in two separate companies. Neither company is a publicly traded company and the shares have no ready market value at the date of the balance sheet. The Company believes that these companies will eventually go public and have a market value and should be held for the long-term investment opportunities. The investments are held at cost.

NOTE  5:  NOTES  PAYABLE

          The notes payable is to a company that is providing consulting services to the Company. The terms of the note are 12% interest payable on December 31, 2002.

NOTE  6:  COMMON  STOCK

          Founder's stock- at the initial organizational meeting of the Company,
          ---------------
          the board of directors voted to issue stock to the founders of the corporation. These shares, which total 3,160,000 shares, are to be issued for consideration of $.001 per share. As of December 31, 2000 3,160,000 shares have been paid for and issued. For the year ending December 31, 2001 the Company sole to three accredited investors
          270,000  shares  of  its  common  stock  raising $135,000 in proceeds.

NOTE  7:  RELATED  PARTY  TRANSACTIONS

          The Company has entered into an agreement with the majority shareholder to lease the necessary equipment in order to commence operations. The Company further agrees that these leases are operating leases and will lease only the needed equipment until such time as the Company is able to purchase the equipment itself. For the year ending December 31, 2001 the Company paid to the shareholder $87,477 for the leasing of the trucks.

          The Company further paid the majority shareholder a total of $14,529 and $1,500 respectively for consulting services for the periods ending December 31,2001 and 2000. The other shareholder and officer of the corporation was paid $42,000 for services during the year ended December 31, 2001 and $0 for the period ending December 31, 2000.

NOTE  8:  INCOME  TAXES

          The provision of income tax consists for the tax years ended December 31:

          Current  tax  provision                    2001          2000
          -----------------------                    ----          ----
          Federal                                   $2,236          $0


          The Company is incorporated in the state of Nevada where there is no state corporate tax so no provision is made for state corporate tax. The federal corporate tax rate is 15%.

          The net operating loss that occurred in the prior year was used in the current year.

NOTE  9:  GOING  CONCERN

          In the prior year the auditor issued a going concern opinion to the company's financial statements. The opinion was primarily issued based on the issue the Company was a development stage enterprise and had yet to commence operations. During the current year, the Company commenced operations and achieved profitability. The auditor believes that the going concern opinion is not applicable to the current year.

                               $75,000 / $225,000



                           ALASKA FREIGHTWAYS, INC.



                             100,000 SHARES MINIMUM
                             300,000 SHARES MAXIMUM
                                  COMMON STOCK
                                $.001 PAR VALUE




                             ---------------------
                                   PROSPECTUS
                             ---------------------









                               ___________________  2001

================================================================================
Until _____________, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------
TABLE  OF  CONTENTS
--------------------------------

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . .   2
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Forward-Looking Statements. . . . . . . . . . . . . . . . . . . . .   5
Dilution and Comparative Data . . . . . . . . . . . . . . . . . . .   6
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Determination of Offering Price . . . . . . . . . . . . . . . . . .   7
Description of Business . . . . . . . . . . . . . . . . . . . . . .   8
Plan of Operation                                                    13
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Principal Stockholders. . . . . . . . . . . . . . . . . . . . . . .  16
Certain Relationships and Related
 Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Description of the Securities . . . . . . . . . . . . . . . . . . .  17
Shares Available for Future Sale. . . . . . . . . . . . . . . . . .  18
Market for Common Stock . . . . . . . . . . . . . . . . . . . . . .  18
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . .  19
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Additional Information. . . . . . . . . . . . . . . . . . . . . . .  20
Index to Financial Statements . . . . . . . . . . . . . . . . . . .  21

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.
================================================================================

PART  II.

INFORMATION  NOT  REQUIRED  IN  PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Our company's charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the company shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The company's charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Alaska Freightways. However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and
             ---------
Exchange  Commission.


Securities and Exchange Commission Filing Fee  $    56.25
Printing Fees and Expenses. . . . . . . . . .    1,000.00
Legal Fees and Expenses . . . . . . . . . . .   15,000.00
Accounting Fees and Expenses. . . . . . . . .    7,000.00
Blue Sky Fees and Expenses. . . . . . . . . .    1,000.00
Trustee's and Registrar's Fees. . . . . . . .      500.00
Miscellaneous . . . . . . . . . . . . . . . .      443.75
TOTAL . . . . . . . . . . . . . . . . . . . .  $25,000.00

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

     Upon incorporation, we issued 500,000 shares for $500 cash, 10,000 shares for $10 cash, 2,500,000 shares for $2,500 cash and 150,000 shares for $150 cash to our founders. The securities were sold in a private transaction, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investors had a pre-existing relationship with the Company and had access to all material information pertaining to the Company and its financial condition. No broker was involved and no commissions were paid in the transaction.

     In January 2001, we issued 270,000 shares for $135,000 cash to three accredited investors pursuant to Regulation D, Rule 504. The securities were sold in a private transaction, without registration in reliance on the exemption provided by Regulation D, Rule 504. The securities were marked with a restricted legend regarding resales. No broker was involved and no commissions were paid in the transaction. Neither Alaska Freightways nor any person acting on its behalf offered or sold the securities by any form of general solicitation or general advertising.


ITEM  27.  EXHIBITS.

SEC Ref. No.  Title of Document                         Location
         3.1    Articles of Incorporation. . . . . . .         *
         3.2    By-laws. . . . . . . . . . . . . . . .         *
           5    Legal Opinion included in Exhibit 23.1         *
        10.1    Material Contract - Equipment Lease. .         *
        10.2    Promissory Note from APC Export, Inc..         *
        23.1    Consent of Cletha A. Walstrand, P.C. .         *
        23.2    Consent of Hawkins Accounting. . . . .  Attached
        99.1    Escrow Agreement . . . . . . . . . . .         *
        99.2    Subscription Agreement . . . . . . . .         *

*  Incorporated  by  reference to the SB-2 registration statement filed

ITEM  28.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the us of expenses incurred or paid by a director, officer or controlling persons of Alaska Freightways in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The  undersigned  registrant  hereby  undertakes  to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, Alaska Freightways, Inc., certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf on May 8, 2002.


                                    Alaska  Freightways,  Inc.



                                    By: /s/ Donald Nelson
                                        -----------------
                                        President



                                    By: /s/  Richard  Strahl
                                        --------------------
                                        Treasurer  and  Chief  Accounting
                                        Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity and on the dates indicated.

                                POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Donald Nelson and Richard Strahl (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including registration statements filed or amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Dated:  August  2,  2001                     /s/  Donald  Nelson
                                             ----------------------
                                             Donald  Nelson
                                             Director  and  President


Dated:  August  2,  2001                     /s/  Richard  Strahl
                                             ----------------------
                                             Richard  Strahl
                                             Director,  Secretary  &  Treasurer


Dated:  August  2,  2001                     /s/  Brady  Strahl
                                             --------------------
                                             Brady  Strahl
                                             Director